EXHIBIT 99.1
Interview with Michael Römer published in “Der Tagesspiegel” on March 18, 2006
“We want to shape the future together”
Merck CEO Michael Römer discusses his acquisition plan and Berlin as a business location
Mr. Roemer, do you feel welcome in Berlin?
Römer: I feel very welcome. Berlin is the capital of Germany. It’s always nice to go there.
That is a surprise. Schering does not welcome you and the mayor also has been more cordial in the past.
Römer: Maybe both have not yet realized the benefits of our project. We want to shape the future together with Schering. And to be successful, we need the right size. Today, the ten largest pharmaceutical companies have a market share of more than 50 percent. No German companies are among them anymore.
Why did you choose precisely Schering?
Römer: Schering is an ideal partner for us. After the merger, our Ethicals, i.e. branded prescription drugs, business will be three times larger. Both companies complement each other perfectly, there is little overlap. We will be strong in oncology research, we will have many new drugs in development, we do not compete. We are working on solid tumors and Schering on blood-born cancers. In CNS, Schering has a strong product in the market with Betaferon, we have a strong product in development with Sarizotan.
If there is no overlap, how will you achieve the synergies of EUR 500 million per year?
Römer: The synergies that can be leveraged will be revealed in a more detailed analysis. Our estimates are based on publicly available information.
Is it important for Merck that Schering is a German company?
Römer: Yes. The integration will be easier if the cultures are similar. We have many things in common.
Sources heard from your company that 4500 jobs will be eliminated in the three years following the takeover.
Römer: That is wrong information. It is irresponsible to state a specific number now. Clarity can only come after a joint analysis together with Schering. Our focus is not on reducing jobs, but on creating a company that will enable us to grow and shape the future.

The Schering employees in Berlin are already wondering what will happen to them. It is rather unlikely that you will have two headquarters — in Berlin and in Darmstadt?
Römer: No. There won’t be two headquarters. But Berlin will continue to play an important role. Schering employees should be clear about one thing: Schering has been a takeover candidate for years. After a merger with Merck, another takeover will be impossible because the family holds a majority stake in the company.
Schering is very important for Berlin. Will the R&D location be weakened through the takeover?
Römer: Berlin will continue to play an important role, also in terms of R&D. We will not save here. Berlin has nothing to fear.
Couldn’t you offer Schering the possibility that the Board member responsible for R&D would move from Darmstadt to Berlin?
Römer: The door for talks with Schering is open. It is not up to us to make any further offers at the moment.
That means Schering still does not want to negotiate with you?
Römer: Yes.
According to your statements, you have been talking to Schering since last May. Nevertheless, Schering CEO Erlen seemed to be surprised.
Römer: He has no reason to be surprised as we have informed him.
In your opinion, could Schering also benefit from the takeover?
Römer: Certainly. We will create a larger company with total sales of more than EUR 11 billion. Secondly, we have products that complement each other. And thirdly, we will have a combined R&D budget of EUR 1.7 billion, a solid foundation for future growth. Additionally, we will achieve a presence in the global market which couldn’t be attained by Merck or Schering alone. The takeover is an opportunity for Schering, for Merck and for Germany.
What would get Germany out of this?
Römer: If there aren’t any strong pharmaceutical companies in Germany anymore, then soon there will be fewer highly qualified pharmaceutical jobs in Germany.
Your bride is getting more and more expensive. The current share price is about EUR 82 and significantly higher than the EUR 77 per share, which you want to pay. Will you increase the offer?
Römer: Our offer is 35 percent higher than the average share price in the last three months. We think that this is a very attractive offer.

How do you intend to finance the EUR 15 billion for the takeover?
Römer: The Merck family will contribute about EUR 1 billion. We will probably carry out a capital increase in the third quarter. The rest will be financed by loans which will be rapidly paid off with cash flow from operations. The company will not be broken up, this is not our interest. We want to remain a pharmaceutical and chemical company in the future.
Schering shares used to be lot cheaper. Why are you making your offer now?
Römer: You have to be in a position to do it. Our successes in recent years have put us in a position to make this quantum leap now.
By when you plan to conclude the takeover?
The official offer will be made in April. I assume that we will have a decision in June.
How high are the odds that you will indeed take over Schering in the end?
Römer: I am convinced that we will succeed.
Will you remain at the helm at Merck?
Römer: I will stay. Mr. Kley, the current CFO of Lufthansa, will become Vice Chairman and he will be responsible for the integration.
Economists say that most mergers fail. Are you worried about this?
Römer: This is not true of the pharmaceutical industry. And we have managed acquisitions successfully in the past. As a family-owned company we think in generations, not in quarters. Therefore we have the calmness required to bring such a merger to a successful conclusion.
If the takeover is successful, what name will appear Schering products?
Römer: The Schering name is very good. We want to retain the brand in any case.
Will Merck not become Merck-Schering?
Römer. Merck will remain Merck.
This interview was conducted by Moritz Doebler and Maren Peters
Note regarding forward-looking statements: The information in this document may contain “forward-looking statements”. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business of Schering AG resulting from and following the proposed transaction. These statements are based on the current expectations of management of Merck KGaA and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck KGaA does not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.
The information in this document is neither an offer to purchase nor a solicitation of an offer to sell securities of Schering AG nor a prospectus. At the time the tender offer is commenced, a tender offer statement will be filed with the U.S. Securities and Exchange Commission (SEC) with respect to the tender offer. Investors and holders of securities of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the tender offer filed with the SEC when they become available because they will contain important information. Investors and holders of securities of Schering AG will be able to receive these documents, when they become available, free of charge at the SEC’s web site, www.sec.gov.
This is not an offer of Merck KGaA securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer and management as well as financial statements.